UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CONSOLIDATED WATER CO. LTD.

(Name of Registrant as Specified in Its Charter)

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CONSOLIDATED WATER CO. LTD.

Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands

Notice of Annual General Meeting of Shareholders
to be held on Monday, May 22, 2017

Notice is hereby given that the Annual General Meeting of Shareholders of Consolidated Water Co. Ltd. (the “Company”) will be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Monday, May 22, 2017, for the purpose of considering and acting upon the following matters:

1.	The election of four Group II directors to the Board of Directors;
2.	The advisory vote on executive compensation;
3.	The advisory vote on the frequency of holding an advisory vote on executive compensation;
4.	The ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, at the remuneration to be determined by the Audit Committee of the Board of Directors; and
5.	Such other business as may properly come before the meeting.

Admittance to the meeting will be limited to shareholders. The Board of Directors has fixed the close of business on March 20, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting. EACH SHAREHOLDER IS URGED TO SUBMIT A PROXY AS SOON AS POSSIBLE VIA EITHER THE INTERNET OR MAIL. ANY PROXY (AND ANY POWER OF ATTORNEY OR OTHER AUTHORITY UNDER WHICH IT IS SIGNED, OR A NOTARIZED COPY OF SUCH AUTHORITY) MUST BE DEPOSITED BY MAIL AT THE FOLLOWING ADDRESS: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 OR ELECTRONICALLY AT WWW.PROXYVOTE.COM AT LEAST 24 HOURS BEFORE THE MEETING IN ORDER TO BE VOTED AT THE MEETING. SHAREHOLDERS WHO EXECUTE A PROXY MAY ATTEND THE MEETING. ATTENDANCE AT THE MEETING WILL AUTOMATICALLY REVOKE A SHAREHOLDER’S PREVIOUSLY SUBMITTED PROXY. THEREFORE, A SHAREHOLDER WHO ATTENDS THE MEETING WILL NEED TO VOTE HIS, HER OR ITS SHARES AT THE MEETING IN ORDER FOR HIS, HER OR ITS SHARES TO BE COUNTED. IN THE CASE OF JOINT HOLDERS, THE VOTE OF THE SENIOR HOLDER WHO TENDERS A VOTE, WHETHER IN PERSON OR BY PROXY, SHALL BE ACCEPTED TO THE EXCLUSION OF THE VOTES OF THE OTHER JOINT HOLDERS, AND FOR THIS PURPOSE SENIORITY SHALL BE DETERMINED BY THE ORDER IN WHICH THE NAMES OF THE HOLDERS STAND IN THE REGISTER.

By Order of the Board of Directors,

Wilmer F. Pergande
Chairman of the Board
April 12, 2017

Enclosures

CONSOLIDATED WATER CO. LTD.

Annual General Meeting of Shareholders
Monday, May 22, 2017
Proxy Statement

This Proxy Statement has been prepared and is distributed and made available by the board of directors (the “Board of Directors”) of Consolidated Water Co. Ltd. (the “Company”) in connection with the solicitation of proxies for the Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Monday, May 22, 2017, and any adjournment or postponement thereof for the purpose set forth in the accompanying Notice of Annual General Meeting of Shareholders.

This Proxy Statement and the accompanying form of proxy will be distributed to shareholders and will be made available for viewing, downloading and printing by shareholders at www.proxyvote.com, on or about April 12, 2017. The Company will bear the cost of the solicitation of proxies.

Only holders of record of the Company’s Ordinary Shares, par value CI$0.50 per share (the “Ordinary Shares”), and the Company’s Redeemable Preference Shares, par value CI$0.50 per share (the “Redeemable Preference Shares”), on the books of the Company at the close of business on March 20, 2017, are entitled to vote at the Annual General Meeting. On that date, 14,871,664 Ordinary Shares and 35,225 Redeemable Preference Shares were issued and outstanding. Our Ordinary Shares and Redeemable Preference Shares are referred to as “common stock” and “redeemable preferred stock,” respectively, in our consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All matters that come before this Annual General Meeting will be decided by a poll that will be demanded in each case by Frederick W. McTaggart or David W. Sasnett, the persons who are appointed proxies in the proxy card which accompanies this Proxy Statement. Each shareholder of record is entitled to one vote for each Ordinary Share or Redeemable Preference Share (collectively, the “Shares”) held on all polled matters that come before the Annual General Meeting. The holders of 33 1/3% of the issued and outstanding Shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

For Proposal 1, the election of four directors, each nominee shall be elected as a director if the number of Shares cast “for” such nominee’s election exceeds the number of Shares voted “against” such nominee’s election. The approval of holders of at least a majority of the Shares cast is required for: (i) Proposal 2, the advisory vote on executive compensation; (ii) Proposal 3, the advisory vote on the frequency of holding an advisory vote on executive compensation and (iii) Proposal 4, the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; however, in the event that no option under Proposal 3 receives a majority of the Shares cast, we will consider the option that receives the most votes to be the option selected by shareholders.

Abstentions and “broker non-votes” (which occur when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner) are not treated as votes cast and, therefore, will not affect the outcome of the vote.

Shares represented by a properly executed proxy must be received not later than 24 hours before the scheduled time of the meeting and, if received in time to permit its use at the meeting or any postponement or adjournment thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the Shares represented by the proxy will be voted (i) “for” the election of the nominees for director; (ii) “for” the approval of executive compensation; (iii) to hold the advisory vote on executive compensation every year; and (iv) “for” the ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm.

A shareholder of record who has given a proxy may revoke it at any time before it is voted at the meeting by giving written notice of such revocation to the office of the Secretary of the Company, or by executing and delivering to the Company not later than 24 hours before the scheduled time of the meeting a proxy bearing a later date. A proxy will be revoked automatically if a shareholder attends the meeting.

Shareholders may, by electronic means via the Internet or by mail, appoint a proxy to vote Shares as more fully described below:

•	By Internet: Go to www.proxyvote.com and follow the instructions. Shareholders should have their proxy card available when accessing the site.
•	By Mail: If shareholders have received a proxy card, shareholders should mark their vote, sign their name exactly as it appears on the proxy card, date the card and return it in the envelope provided.

Unless otherwise indicated herein, all references to “$” are to United States dollars and all references to “CI$” are to Cayman Island dollars.

[The remainder of this page is intentionally left blank.]

PROPOSAL 1

Election of Group II Directors

The shareholders of the Company will vote on the election of four Group II directors at the Annual General Meeting. Each nominee listed below has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual General Meeting. If, prior to the Annual General Meeting, a nominee should become unavailable to serve, the proxies in such nominee’s favor will be void. The Board of Directors knows of no reason to anticipate that this will occur.

In accordance with the Company’s Articles of Association, the Board of Directors is divided into three groups, designated Group I, Group II and Group III. At the 2017 Annual General Meeting, shareholders will vote on the election of the Group II directors. Directors in Group III and Group I will be eligible for reelection at the Company’s Annual General Meetings in 2018 and 2019, respectively. Each group, upon election, serves for a three-year term.

The affirmative vote of the holders of a majority of the Shares cast at the Annual General Meeting is required to elect each director. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote. Unless a shareholder specifies otherwise on the accompanying proxy, its shares will be voted “FOR” the Group II nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.

Information Regarding Group II Directors

Carson K. Ebanks, age 61, became the Cayman Islands government-nominated director of our Company in May 2001. Mr. Ebanks was the Director of Planning for the Cayman Islands from 1991 to 1997. He served the Cayman Islands Government as a Chief Officer beginning in 1997, and, when he retired in November 2011, he was Chief Officer for the Ministry of Finance, Tourism and Development. Mr. Ebanks is a Justice of the Peace, a Fellow of the Royal Geographic Society and a member of the Most Excellent Order of the British Empire. He holds a Bachelor of Environmental Studies (Hons. Urban and Regional Planning — Peace and Conflict Studies Minor) from the University of Waterloo and a Master of Arts — Planning in Community and Regional Planning from the University of British Columbia. He is a trustee of the National Gallery of the Cayman Islands and is the Secretary General of the Cayman Islands Olympic Committee. Mr. Ebanks has served on the Boards of the Trustee of Cayman Islands National Museum, the Cayman Islands Airports Authority, the Cayman Islands Port Authority, Cayman Islands Turtle Farm, Cayman Islands Airways, the Cayman Islands Civil Service Co-operative Credit Union, the Housing Development Corporation, the Water Authority — Cayman and the National Roads Authority.

Mr. Ebanks, who was nominated to serve on our Board of Directors by the Cayman Islands government, was selected to serve as a member of our Board of Directors because of his knowledge of government affairs, his contacts within the Cayman Islands government and his experience in the water industry.

Richard L. Finlay, age 58, has served as a director of our Company since 1995. Mr. Finlay is an attorney and notary public and has practiced law in the Cayman Islands since 1992. From 2003, he was managing partner of Conyers Dill & Pearman, Cayman. He retired from practice in 2015 and currently acts as a consultant. Mr. Finlay served as Director of Legal Studies of the Cayman Islands Government from 1989 to 1992. From 1983 to 1989, Mr. Finlay was a partner with a Canadian law firm located in Regina, Canada. Mr. Finlay has served as the Cayman Islands’ representative to the International Company and Commercial Law Review and is a former editor of the Cayman Islands Law Bulletin. In 2017, Mr. Finlay was named a Governance Fellow by the National Association of Corporate Directors.

Mr. Finlay was selected to serve as a member of our Board of Directors because of his knowledge of our Company and experience as a corporate lawyer, practicing in the Cayman Islands and abroad.

Clarence B. Flowers, Jr., age 61, has been a director of our Company since 1991. Mr. Flowers is, and has been since 1985, the principal of Orchid Development Company, a real estate developer in the Cayman Islands. Mr. Flowers also serves as a director of C.L. Flowers & Sons, which is the largest manufacturer of wall systems in the Cayman Islands, and Cayman National Bank, a retail bank.

Mr. Flowers was selected to serve as a member of our Board of Directors because of his more than 40 years of experience in the construction industry as a real estate developer in the Cayman Islands.

Frederick W. McTaggart, age 54, has been a director of our Company since 1998, the Company’s President since October 2000 and its Chief Executive Officer since January 1, 2004. Mr. McTaggart served as Chief Financial Officer of the Company from February 2001 to January 1, 2004. From April 1994 to October 2000, Mr. McTaggart was the Managing Director of the Water Authority — Cayman, the government-owned water utility serving certain areas of the Cayman Islands. From March 1987 to April 1994, he held the positions of Deputy Director and Operations Engineer with the Water Authority — Cayman. He received his B.S. degree in Building Construction from the Georgia Institute of Technology in 1985. Mr. McTaggart is the brother of Mr. Gregory S. McTaggart, the Company’s Vice President of Cayman Operations.

Mr. McTaggart was selected to serve as a member of our Board of Directors because of his technical and managerial experience in the water industry and his experience as the principal executive officer of the Water Authority — Cayman.

Information Regarding Group III Directors — For Information Purposes — Not to Be Elected at the 2017 Annual General Meeting

Wilmer F. Pergande, age 77, has been a director of our Company since 1978 and Chairman since 2009. He has 50 years of management, sales and engineering experience in the desalination industry. Mr. Pergande is the principal of WF Pergande Consulting LLC and currently provides consulting engineering services in metallurgy, fluid dynamics and chemical separation technologies. He retired in 2006 as the Global Leader for Desalination and Process Equipment for GE Infrastructure, Water and Process Technologies, which position he held since 2002. Mr. Pergande previously held the position of Vice President of Special Projects of Osmonics Inc. and Chief Executive Officer of a desalination subsidiary of Osmonics Inc., a publicly traded water treatment and purification company, until its acquisition by General Electric Co. Before joining Osmonics, Mr. Pergande was the Chief Executive Officer of Licon International Inc., a publicly traded manufacturer of liquid chemical separation, purification and processing equipment. Previously, Mr. Pergande was the President of Mechanical Equipment Company Inc. (MECO) for 14 years and held engineering, sales and executive managerial positions with AquaChem Inc., both companies being manufacturers of seawater desalination equipment. He has a Bachelor Degree in Mechanical Engineering from Marquette University and Post Graduate Studies in Metallurgy from the University of Wisconsin. Mr. Pergande served three terms as a Director of the International Desalination Association, in which he held the positions of Treasurer and Secretary.

Mr. Pergande was selected to serve as a member of our Board of Directors because of his management and engineering experience in the desalinization industry, and for his organizational, sales and marketing skills.

Leonard J. Sokolow, age 60, became a director of our Company on June 1, 2006. From November 1999 until January 2008, Mr. Sokolow was Chief Executive Officer and President, and a member of the Board of Directors, of vFinance Inc., a publicly-traded financial services company, which he cofounded. Mr. Sokolow was the Chairman of the Board of Directors and Chief Executive Officer of vFinance Inc. from January 2007 until July 2008, when it merged into National Holdings Corporation, a publicly traded financial services company. From July 2008 until July 2013, Mr. Sokolow was President of National Holdings Corporation, and from July 2008 until July 2014 he has been Vice-Chairman of the Board of Directors of National Holdings Corporation. From July 2014 until December 2015, Mr. Sokolow was a consultant and partner at Caribou LLC, a strategic advisory services firm. Since January 1, 2016, Mr. Sokolow has been Chief Executive Officer and President of Newbridge Financial, Inc. and Chairman of its principal subsidiary, Newbridge Securities Corporation. Mr. Sokolow was Founder, Chairman and Chief Executive Officer of the Americas Growth Fund Inc., a closed-end 1940 Act management investment company, from 1994 to 1998. From 1988 until 1993, Mr. Sokolow was an Executive Vice President and the General Counsel of Applica Inc., a publicly-traded appliance marketing and distribution company. From 1982 until 1988, Mr. Sokolow practiced corporate, securities and tax law and was one of the founding attorneys and a partner of an international boutique law firm. From 1980 until 1982, he worked as a Certified Public Accountant for Ernst & Young and KPMG Peat Marwick. Since January 2016 Mr. Sokolow has served as a member of the Board of Directors of SQL Technologies Corp. (SQFL) and Chairman of its Audit Committee and since September 2016, Chairman of its Corporate Development Committee,

and since April 2010, he has served as a Director and a member of the Audit Committee of Marquee Energy, Ltd. (formerly, Alberta Oilsands Inc.) (TSX-Venture: MQX).

Mr. Sokolow was selected to serve as a member of our Board of Directors because of his experience as a director and principal executive officer, his legal, accounting, auditing and consulting background, and his qualifications to serve as our “audit committee financial expert.”

Raymond Whittaker, age 63, has served as a director of our Company since 1988. Mr. Whittaker was the Managing Director of TransOcean Bank & Trust Ltd., a bank and trust company located in the Cayman Islands and a subsidiary of Johnson International Inc., a bank holding company located in Racine, Wisconsin from 1984 to December 2000. He is now the principal of his own company and management firm, FCM Ltd. On August 25, 2014, Mr. Whittaker was recognized as a Governance Fellow by the National Association of Corporate Directors (“NACD”) upon completion of NACD’s Governance Program and in recognition of an ongoing commitment to exemplary board leadership. Mr. Whittaker continues to participate in various NACD programs.

Mr. Whittaker was selected to serve as a member of our Board of Directors because of his management, financial and banking experience.

Information Regarding Group I Director — For Informational Purposes — Not to Be Elected at the 2017 Annual General Meeting

Brian E. Butler, age 67, has been a director of our Company since 1983. Mr. Butler, a full-time resident of the Cayman Islands, has since 1977 directed a consortium of property development companies presented under the Butler name specializing in luxury resort projects in the Cayman Islands, the Turks and Caicos Islands, and British Columbia, Canada.

Mr. Butler was selected to serve as a member of our Board of Directors because of his nearly 47 years of experience as a property developer (over 40 of those years in the Caribbean), his business and financial knowledge acquired during that period and his knowledge of, and business contacts in, the Cayman Islands.

Board Leadership Structure and Risk Oversight

Mr. McTaggart currently serves as our principal executive officer, and Mr. Pergande, an independent director, currently serves as the Chairman of the Board of Directors. The Board of Directors has determined that having an independent director serve as Chairman of the Board of Directors is consistent with corporate governance best practices and is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting goals, objectives and agendas to establish priorities and procedures for the work of the Board of Directors.

The Board of Directors is engaged in the oversight of risk through regular updates from Mr. McTaggart, in his role as our Chief Executive Officer, and other members of our management team, regarding those risks confronting us, the actions and strategies necessary to mitigate those risks and the status and effectiveness of those actions and strategies. The updates are provided at regularly scheduled Board of Directors and committee meetings as well as through more frequent informal meetings that include the Chairman of the Board of Directors, our Board of Directors, our Chief Executive Officer, our Chief Financial Officer, our Chief Commercial Officer and other members of our management team. The Board of Directors provides insight into the issues, based on the experience of its members, and provides constructive challenges to management’s assumptions and assertions.

Governance of the Company

Pursuant to the Company’s Memorandum of Association, Articles of Association and Cayman Islands law, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board of Directors has determined that the directors nominated for re-election and all of the directors whose terms will continue after the Meeting, other than Mr. McTaggart, are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The Board of Directors based this determination primarily on a review of the responses of the directors to questions regarding their employment, affiliations, family and other relationships.

The Company schedules meetings of the Board of Directors quarterly, in conjunction with its Annual General Meeting, and as necessary throughout the year. The Company expects that all directors will attend each meeting, absent a valid reason, such as a scheduling conflict. The Board of Directors held five meetings during 2016.

Each director attended at least 80% of the meetings of the Board of Directors held during 2016, and at least 80% of the meetings held by all committees of the Board of Directors on which he served during 2016.

The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer) and employees. Our Code of Business Conduct and Ethics is posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

If, in the future, the Board of Directors amends the Code of Business Conduct and Ethics or grants a waiver to our principal executive officer, principal financial officer or principal accounting officer with respect to the Code of Business Conduct and Ethics, the Company will post the amendment or a description of the waiver on the “Investors — Governance” section of the Company’s website.

Committees of the Board of Directors

The Board of Directors has the following three committees: (1) Compensation, (2) Audit and (3) Nominations and Corporate Governance. The Board of Directors has adopted a written charter for each of the committees. Such charters are posted on the “Investors — Governance” section of the Company’s website: http://www.cwco.com.

Director	Compensation Committee	Audit Committee	Nominations and Corporate Governance Committee
Brian E. Butler	X		C
Carson K. Ebanks	X		X
Richard L. Finlay	C	X
Clarence B. Flowers, Jr.	X
Frederick W. McTaggart
Wilmer F. Pergande		X	X
Leonard J. Sokolow		C	X
Raymond Whittaker	X	X

X — Member of Committee

C — Chairman

Compensation Committee

The Compensation Committee consists of Messrs. Butler, Ebanks, Finlay, Flowers and Whittaker. The Compensation Committee held three meetings during 2016.

The Compensation Committee is responsible for developing, reviewing and approving the executive compensation program for the Company and its subsidiaries; assessing executive performance; making grants of salary and annual incentive compensation; approving certain employment agreements; and reviewing and consulting with the Company’s management regarding the Compensation Discussion and Analysis that is included in the Company’s proxy statement for each annual meeting. The Board of Directors has adopted a written charter for the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee are “independent directors,” as such term is defined under the applicable rules of NASDAQ.

Audit Committee

The Audit Committee consists of Messrs. Finlay, Pergande, Sokolow and Whittaker. The Audit Committee held four meetings during 2016.

The Audit Committee assists the Board of Directors in monitoring the financial reporting process, the internal control structure and management’s testing of such control structure, the independent registered public accountants and the approval of outside consulting services pertaining to the financial and internal control functions of the Company. Its primary duties are to serve as an independent and objective party to monitor the Company’s financial process and internal control system, to select and determine the remuneration of the Company’s independent accountants, to review and appraise the audit effort of the independent accountants and to provide an open avenue of communications among the independent accountants, financial consultants, financial and senior management and the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee, and the Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. During the year, the Board of Directors examined the composition of the Audit Committee in light of NASDAQ’s corporate governance rules and the regulations promulgated by the United States Securities and Exchange Commission (the “SEC”) applicable to audit committees. Based upon this examination, the Board of Directors has determined that all members of the Audit Committee are “independent directors” within the meaning of applicable rules and regulations of NASDAQ and the SEC. The Board of Directors has also determined that Mr. Sokolow qualifies as an “audit committee financial expert” as defined under applicable rules and regulations of NASDAQ and the SEC.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee consists of Messrs. Butler, Ebanks, Pergande and Sokolow. The Nominations and Corporate Governance Committee held two meetings during 2016.

The Nominations and Corporate Governance Committee’s duties and responsibilities are as set out in the Nominations and Corporate Governance Committee Charter. The Nominations and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors and the qualifications of the members of the Board of Directors, establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election by the Board of Directors. The Board of Directors has determined that all members of the Nominations and Corporate Governance Committee are “independent directors,” as such term is defined under applicable rules of NASDAQ. The criteria for the Nominations and Corporate Governance Committee to recommend nominees for membership on the Board of Directors is contained in the “Consolidated Water Co. Ltd. Corporate Governance Guidelines,” whereby candidates should possess certain applicable qualifications, skills, business experience, personal values, high ethical standards and a commitment to full participation on the Board of Directors and its committees, among other criteria, and whereby diversity of thought, experience and ethnicity shall be considered in any such recommendations.

To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications in writing to the Secretary of the Company, Consolidated Water Co. Ltd., Regatta Office Park, Windward Three, 4th Floor, West Bay Road, P.O. Box 1114, Grand Cayman, KY1-1102, Cayman Islands.

Shareholder Communication with Directors

Shareholders of the Company who want to communicate with the Board of Directors or any individual director may write to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three, 4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

The letter should include a statement indicating that the sender is a shareholder of the Company. The Secretary will review all shareholder letters with the Board of Directors and depending on the subject matter will:

•	Regularly forward any letter that deals with the function of the Board of Directors or any committees of the Board of Directors (or any matter otherwise appropriate for Board attention) to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information about the Company and stock-related matters;
•	Based upon the advice of appropriate legal counsel, not forward the letter if it relates to an improper or irrelevant topic; or
•	At each meeting of the Board of Directors, present a summary of all letters received since the last meeting that were not forwarded to the Board of Directors and make those letters available to the Board of Directors upon request.

Audit Committee Report

The Audit Committee submits the following report for 2016:

The Committee has reviewed and discussed with both management and the independent registered public accountants (the “independent auditors”) the audited consolidated financial statements of the Company as of and for the year ended December 31, 2016. The Committee’s review included discussion with the independent auditors of matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

The Committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors matters relating to their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Submitted by the Members of the 2016 Audit Committee

Richard L. Finlay
Wilmer F. Pergande
Leonard J. Sokolow
Raymond Whittaker

PROPOSAL 2

Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2011 (the “Dodd-Frank Act”) requires companies that are subject to the SEC’s proxy rules and regulations to hold a shareholder vote to approve, on an advisory (non-binding) basis, the compensation of their Named Executive Officers as disclosed in their proxy statements in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and corporate goals. Please read the “Compensation Discussion and Analysis” and “Additional Information Regarding Executive Compensation” sections included in this Proxy Statement for additional details about our executive compensation programs, including information relating to the fiscal year 2016 compensation of our Named Executive Officers.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of financial performance and returns to shareholders.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation philosophy, policies and practices applicable to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent that there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2016 Annual General Meeting of Shareholders, approximately 96% of the votes cast on the advisory vote on the executive compensation proposal were cast in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement for last year’s meeting. Our Board of Directors and the Compensation Committee reviewed these final vote results and determined that, given the level of support, the Company should maintain the components of our compensation program, as discussed in “Compensation Discussion and Analysis” in more detail.

We have determined that our shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our shareholders at the 2011 Annual General Meeting of Shareholders. As required by the Dodd-Frank Act, at the 2017 Annual General Meeting, we again will hold an advisory vote to solicit shareholder opinions with respect to the frequency with which we should hold an advisory vote on executive compensation.

The approval of holders of at least a majority of the Shares cast is required to approve this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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PROPOSAL 3

Advisory Vote on Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act requires companies that are subject to the SEC’s proxy rules and regulations to hold a shareholder vote to indicate, on an advisory basis, how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years (or shareholders may abstain).

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company at this time, and therefore our Board of Directors recommends that shareholders vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will continue to allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal.

Shareholder may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when they vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives a majority of all the votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives a majority of all the votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. However, because this vote is advisory and not binding on the Company or our Board of Directors, our Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by the shareholders. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF “ONE YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4

Ratification of the Selection of Independent Accountants

The Audit Committee has selected Marcum LLP to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and to render other professional services as required, at the remuneration to be determined by the Audit Committee of the Board of Directors.

We are asking our shareholders to ratify the selection of Marcum LLP as our independent registered public accounting firm. Although ratification is not required by our Articles of Association or otherwise, the Board is submitting the selection of Marcum LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of the holders of a majority of the Shares voted at the Annual General Meeting is necessary to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Principal Accounting Fees and Services

The following table shows the fees that the Company and its affiliates paid or accrued for the audit and other services provided by Marcum LLP for the fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit	$417,500	$345,000
Audit-Related	61,800	62,260
Tax	6,500	2,000
All Other	—	—
Total	$485,800	$409,260

Audit Fees:  This category includes the fees for the examination of the Company’s consolidated financial statements and internal controls, review of the Company’s Annual Report on Form 10-K and quarterly reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees:  This category consists of services that are closely related to the financial audit process and primarily consists of review of reports filed and to be filed with the U.S. Securities and Exchange Commission and accounting advice relating thereto, and audits in connection with consummated acquisitions.

Tax Fees:  This category relates to professional services for tax compliance, tax advice and tax planning.

All audit and non-audit services performed by Marcum LLP were approved by the Audit Committee. The Audit Committee gives due consideration to the potential effect of non-audit services on maintaining the auditors’ independence.

The approval of holders of at least a majority of the Shares cast is required for this proposal. Abstentions and “broker non-votes” are not treated as votes cast and, therefore, will not affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017, AT THE REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDERS MATTERS

The table below sets forth the beneficial ownership of our Ordinary Shares and Redeemable Preference Shares, of which 14,871,664 and 35,225, respectively, were outstanding as of March 20, 2017, by:

•	each person or entity that we know beneficially owns more than 5% of our Ordinary Shares or Redeemable Preference Shares;
•	each of our directors;
•	our Chief Executive Officer and our Chief Financial Officer during the year ended December 31, 2016, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2016; and
•	all of our executive officers and directors as a group.

Title of Class	Identity of Person or Group	Amount Owned**	Percentage of Class**
Ordinary Shares	Wilmer F. Pergande, Director, Chairman of the Board of Directors(1)	27,962	*
Ordinary Shares	Frederick W. McTaggart, Director, President and Chief Executive Officer(2)	128,785	*
Ordinary Shares	David W. Sasnett, Executive Vice President and Chief Financial Officer(3)	7,245	*
Ordinary Shares	John B. Tonner, Executive Vice President and Chief Commercial Officer(4)	12,067	*
Ordinary Shares	Ramjeet Jerrybandan, Executive Vice President of Operations and Company Secretary(5)	5,538	*
Ordinary Shares	Brent A. Brodie, Vice President of Sales and Marketing(6)	1,915	*
Ordinary Shares	Brian E. Butler, Director	18,928	*
Ordinary Shares	Carson K. Ebanks, Director	8,329	*
Ordinary Shares	Richard L. Finlay, Director	35,933	*
Ordinary Shares	Clarence B. Flowers, Jr., Director	24,014	*
Ordinary Shares	Leonard J. Sokolow, Director(7)	13,163	*
Ordinary Shares	Raymond Whittaker, Director	24,734	*
Ordinary Shares	Directors and Executive Officers as a Group(8)	429,373	2.88%

*	Indicates less than 1%.
**	Unless otherwise indicated, to our knowledge, the persons named in the table above have sole voting and investment power with respect to the shares listed. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017 are deemed outstanding for that person, but are not deemed outstanding for computing the percentage of ownership of any other person.
(1)	Of the 27,962 Ordinary Shares beneficially owned by Mr. Pergande, 24,300 have shared investment power, 1,000 are held in an individual retirement account (“IRA”) of Mr. Pergande and 500 are held in an IRA of Mr. Pergande’s spouse.
(2)	Of the 128,785 Ordinary Shares owned by Mr. Frederick W. McTaggart, 6,620 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.
(3)	Of the 7,245 Ordinary Shares beneficially owned by Mr. Sasnett, 2,708 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.

(4)	Of the 12,067 Ordinary Shares beneficially owned by Mr. Tonner, 2,521 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.
(5)	Of the 5,538 Ordinary Shares beneficially owned by Mr. Jerrybandan, 1,082 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.
(6)	Of the 1,915 Ordinary Shares beneficially owned by Mr. Brodie, 1,253 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.
(7)	Of the 13,163 Ordinary Shares beneficially owned by Mr. Sokolow, all have shared investment power.
(8)	Of the 429,373 Ordinary Shares owned by the Directors and executive officers as a group, 45,925 have shared investment power, and 17,833 were earned under the Company’s long-term compensation plan as of March 20, 2017 but not issued until March 31, 2017.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2016, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance under:

•	all compensation plans previously approved by our security holders; and
•	all compensation plans not previously approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	107,062	(1)	$—	1,205,380 (1)
Equity compensation plans not approved by security holders	—		—	*
Total	107,062	(1)	$—	1,205,380 (1)

*	This equity compensation plan does not have any limits on the amount of shares reserved for issuance under the plans.
(1)	Includes (a) approximately 45,402 shares that may be issued upon the satisfaction of performance objectives, (b) approximately 18,878 shares that vest in equal ½ increments on January 1, 2017 and 2018, and (c) 25,182 shares that vest in equal 1/3 increments on January 1, 2018, 2019 and 2020, pursuant to awards granted under the 2008 Equity Incentive Plan. The numbers of shares reflect the maximum number of shares that may be issued pursuant to these awards.

EXECUTIVE OFFICERS

This section provides information concerning the Company’s executive officers:

Name	Position with Consolidated Water Co. Ltd.
Frederick W. McTaggart(1)	Director, President and Chief Executive Officer
David W. Sasnett	Executive Vice President and Chief Financial Officer
John B. Tonner	Executive Vice President and Chief Commercial Officer
Ramjeet Jerrybandan	Executive Vice President of Operations and Company Secretary
Armando V. Averhoff	Vice President of Information Technology
Brent A. Brodie	Vice President of Sales and Marketing
Gregory S. McTaggart	Vice President of Cayman Operations
Robert B. Morrison	Vice President of Procurement and Logistics
Douglas R. Vizzini	Vice President of Finance

(1)	For biographical information regarding Mr. McTaggart, see “Information Regarding Group II Directors.”

David W. Sasnett, age 60, became our Executive Vice President and Chief Financial Officer in June 2006 and also served on our Board of Directors from December 2004 through May 2015. From March 2014 through April 2015, Mr. Sasnett served as a member of the Board of Directors of DubLi Inc. In 2005 and 2006, Mr. Sasnett was the Chief Financial Officer of VoIP Inc., a publicly traded provider of communication services utilizing voice over Internet protocol technology. During 2004, he was the Vice President of Finance and Controller for MasTec Inc., a specialty contractor and infrastructure provider traded on the New York Stock Exchange. Mr. Sasnett was the Chief Financial Officer of Catalina Lighting Inc., a publicly traded manufacturer and distributor of residential lighting and other consumer products from 1996 to 2002. Mr. Sasnett’s experience also encompasses more than 12 years with the auditing and consulting firm of Deloitte & Touche LLP. Mr. Sasnett is a Certified Public Accountant in the state of Florida.

John B. Tonner, age 55, became our Chief Operating Officer in September 2011, was appointed a Vice President of the Company in 2012, became Executive Vice President in 2013 and became our Chief Commercial Officer in 2016. He is the former President and a partner in Water Consultants International, a leading desalination consulting firm. Mr. Tonner began working in the desalination and water treatment industry in 1985 and worked for the Company’s subsidiary Cayman Water from 1986 until 1990 where he was responsible, among other things, for our Company’s first seawater reverse osmosis plant. He has broad practical and engineering experience involving all commercially viable desalination processes. Mr. Tonner is registered to practice as a Chartered Engineer, Chartered Environmentalist and European Ingenieur. He has more than 30 years of experience with reverse osmosis and membrane technology and has patented reverse osmosis energy recovery techniques. Mr. Tonner has provided due diligence oversight services for the some of the largest desalination projects in Asia, Australia and the Middle East. Mr. Tonner holds an honors degree in Mechanical Engineering from the University of Paisley in Scotland. He has been a member of the International Desalination Association since the late 1980s, serving on the Board of Directors from 1999 until 2004. He served as a Director of the American Membrane Technology Association (AMTA) and South Central Membrane Association (SCMA) from 2015-2017. He was a member of the World Health Organization (WHO) Desalination Technical Committee, and served on the U.S. National Academy of Science’s Research Committee for Advancing Desalination Technology.

Ramjeet Jerrybandan, age 49, joined our Company in 1998 as the Operations Engineer in Grand Cayman. He was promoted to Operations Manager (Cayman) in 2005, became our Vice President of Overseas Operations in May 2006 and was mostly recently promoted to Executive Vice President of Operations in December 2016. Mr. Jerrybandan was appointed our Company Secretary in 2013. He obtained his Bachelor of Science degree in Industrial Engineering and his Master of Science degree in Engineering Management at the University of the West Indies. Mr. Jerrybandan holds an Advanced Diploma in Business Administration from the Association of Business Executives of London. He also has extensive training in the Information Technology field, including industrial automation systems.

Armando V. Averhoff, age 52, joined our Company in November 2010 as the Director of Information Technology and was promoted to Vice President of Information Technology in August 2014. Mr. Averhoff has more than 25 years of experience with various aspects of information technology including infrastructure design, networking, servers, application development, ERP systems and computer operations. Prior to joining the Company, Mr. Averhoff was Information Technology Director at Arrow Cargo Airlines and Computer Operations Manager at LNR Property Corporation in Miami, Florida.

Brent A. Brodie, age 54, was appointed Director of Sales and Marketing in September 2010 and was promoted to Vice President of Sales and Marketing in 2012. Mr. Brodie’s experience includes 12 years in a variety of positions with GE Water and Process Technologies, most recently as Capital Equipment Sales Manager for the Caribbean region. Mr. Brodie was responsible for the management of multiple market channels, including direct sales, indirect distribution, sales representatives, joint ventures and original equipment manufacturers. Mr. Brodie received his Bachelor of Science in Chemical Engineering from the University of Minnesota and his Master of Business Administration (Marketing Emphasis) from the University of Michigan.

Gregory S. McTaggart, age 53, is our Vice President of Cayman Operations. Mr. McTaggart joined our Company in January 1991 as our resident engineer and has served in his current capacity since 1994. For three years before joining us, Mr. McTaggart worked for the Caribbean Utilities Company, the electrical utility on Grand Cayman, as a mechanical engineer. Mr. McTaggart obtained his Bachelor of Mechanical Engineering from the Georgia Institute of Technology in 1986. Mr. McTaggart is the brother of Frederick W. McTaggart, the President, Chief Executive Officer and a director of our Company.

Robert B. Morrison, age 63, was appointed Vice President of Procurement and Logistics in November 2010. Mr. Morrison holds the designation “Certified Supply Chain Management Professional” and has more than 25 years of experience in the purchasing and logistics field. He joined DesalCo Limited as Purchasing Manager in June 1996 and held this post until our acquisition of that company in 2003. In March 2003, Mr. Morrison was promoted to Vice President of Purchasing and Information Technology, retaining this post until his acceptance of his current position in 2011. Prior to joining DesalCo Limited, Mr. Morrison was principal Purchasing Officer for the Ministry of Works & Engineering of the Bermuda government and Purchasing Manager for American-Standard in Toronto, Canada.

Douglas R. Vizzini, age 49, joined our Company in 2007 as the Corporate Controller, was appointed Assistant Company Secretary in 2011 and was promoted to Vice President of Finance in 2012. Mr. Vizzini has more than 20 years of experience, including more than eight years with the accounting firm of Deloitte & Touche LLP and more than 12 years as the Corporate Controller for various public companies. Mr. Vizzini obtained a Bachelor of Accounting and Master of Science in Taxation from Florida International University and is a Certified Public Accountant in the state of Florida.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making compensation decisions for our Named Executive Officers, as defined under the heading “Additional Information Regarding Executive Compensation.” Specific information regarding the compensation earned by or paid to our Named Executive Officers in 2016 is set forth in a series of tables under the heading “Additional Information Regarding Executive Compensation.” The discussion below is intended to help shareholders understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Executive Compensation and Corporate Governance Highlights

Executive Compensation		Corporate Governance Highlights
☑	Short-term incentive compensation plan that specifies Company and individual performance goals, providing greater transparency for investors	☑	Clawback policy that applies to executive incentive awards
☑	Strong relationship between corporate performance and executive compensation through the short-term compensation plan	☑	Company stock may not be hedged or pledged by directors or officers
☑	Long-term compensation plan specifies three-year performance goals	☑	Share ownership guidelines for the CEO and directors
☑	50% of the target long-term incentive compensation opportunity for the CEO, CCO, CFO, and other executives is based on Company performance	☑	Independent Board Chairman
☑	Peer group includes companies with similar business models and comparable industries

Say-on-Pay Vote

At our 2016 Annual Meeting of Shareholders, our advisory vote on executive compensation received the approval of approximately 96% of the votes cast for this proposal. In response, the Compensation Committee (the “Committee”) of our Board of Directors determined that we should maintain the components of our compensation program, as discussed in more detail below.

Overview of 2016 Executive Compensation Program

The table below summarizes the elements of the Company’s 2016 executive compensation program and the objectives served by each element. We used multiple metrics in our 2016 compensation program to provide a more complete view of performance, which we intended to capture key business objectives.

Type	Component	Objective
Performance-Based Compensation	Long-Term Incentive Awards	• Align the compensation of executives with the financial and operational performance of the Company and the value delivered to shareholders over the longer term.
• Reward for increases in stock price over the longer term.

•

Provide strong retention value to executives in the service of the Company over the longer term and keep executives focused on the delivery of financial and operational performance and increases in shareholder value.

	Annual Cash Incentive Awards	• Align the compensation of executives with the annual financial and operational performance of the Company and its achievement of annual revenue, gross profit margin and net income objectives.
Fixed Compensation	Base Salary	• Provide a competitive fixed payment to the executive for their service to the Company, set at a level that allows the Company to attract and retain top talent.
	Benefits & Perquisites	• Provide benefits that are competitive and enable the Company to attract and retain top executive talent.

Comparison of Chief Executive Officer Pay to Indexed Total Shareholder Return (“TSR”)

The chart below compares the five-year change in Chief Executive Officer compensation and the change in value of $100 invested in the Company (indexed TSR). For purposes of computing the Company’s indexed TSR, the Company’s quarterly dividends are assumed to be reinvested at the closing price on the dividend payable date. This comparison is used by Institutional Shareholder Services (ISS) to assess alignment of Chief Executive Officer compensation with shareholder return. The chart shows that Chief Executive Officer pay and indexed TSR increased over the period.

$1,250,000
$1,000,000
$750,000
$500,000
$250,000
$0
$200
$175
$150
$125
$100
$75
$50
$25
$0
2012
2013
2014
2015
2016
CEO Compensation
Indexed TSR
Linear (CEO Compensation)
Linear (Indexed TSR)

Pay Mix Analysis

The mix of total compensation elements for the Named Executive Officers in 2016, as a percentage of total compensation, is set forth in the table and charts below.

	Fixed Compensation (as a % of Total Compensation)		Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	Benefits & Other Compensation	Annual Cash Incentives	Annual Equity Incentives
Chief Executive Officer	44%	2%	31%	22%
Chief Financial Officer	61%	3%	18%	18%
Chief Commercial Officer	58%	3%	22%	17%
Executive Vice President of Operations	61%	6%	20%	12%
Vice President of Sales and Marketing	65%	5%	13%	16%

CEO Pay Mix
44%
2%
31%
22%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives
Annual Equity Incentives

CFO Pay Mix
61%
3%
18%
18%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives
Annual Equity Incentives

CCO Pay Mix
58%
3%
22%
17%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives
Annual Equity Incentives

Executive VP of Ops.
Pay Mix
61%
6%
20%
12%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives
Annual Equity Incentives

VP of Sales and
Marketing Pay Mix
65%
5%
13%
16%
Base Salary
Benefits & Other Compensation
Annual Cash Incentives
Annual Equity Incentives

Overview of Compensation Program

The Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy; maintaining competitive compensation; and structuring compensation to achieve our compensation objectives. Generally, the types of compensation and benefits we provide to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Objectives

The Committee believes that compensation paid to our Named Executive Officers should be directly aligned with our performance, and that compensation should be structured to ensure that a significant portion of our Named Executives Officers’ compensation opportunities are directly related to achievement of our financial and operational goals. These goals include meeting revenue and profitability targets, securing new business and keeping current on the industry’s engineering advances in seawater conversion technology, all of which impact shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly skilled and motivated employees in key positions and that the compensation provided to key employees remains competitive relative to our Peer Companies (identified below).

The Committee believes executives at peer companies typically receive a base salary, an annual bonus and equity-based compensation, with top executives (e.g.., chief executive officers and chief financial officers) also receiving severance payments and, at times, payments upon a change in control. Accordingly, for 2016, the Committee determined that the compensation packages that we provided to our executives, including our Named Executive Officers, should include a mix of base salary and incentive-based cash compensation, with our Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer also receiving severance payments, and our Chief Financial Officer and Chief Commercial Officer also receiving severance payments upon a change in control. Beginning in 2015, all executive officers also became eligible to receive long-term equity compensation consisting of shares of our common stock earned over time and earned upon the satisfaction of long-term Company performance goals.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee has structured our Named Executive Officers’ base salary and incentive-based compensation to motivate executives to achieve our business goals and reward them for achieving those goals.

In setting the base salaries in the employment agreements of our Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer, the Committee determined the approximate total average annual cash compensation paid to executives performing similar functions at our Peer Companies.

In determining and considering adjustments to the base salaries in the employment agreements of our Executive Vice President of Operations and our Vice Presidents, our Chief Executive Officer reviewed the average annual salaries paid to executives with similar levels of responsibility within our Peer Companies, taking into account the very limited availability of persons possessing the requisite skills and experience in the local labor market, and gave his recommendation to the Committee. The Committee compared the suggested annual base salary for our Executive Vice President of Operations and each of our Vice Presidents to the annual base salaries paid to executives performing similar functions at comparable companies. Given that the suggested annual base salaries for our Executive Vice President of Operations and our Vice Presidents were similar to that paid to executives within the Peer Companies, the Committee approved the salaries recommended by our Chief Executive Officer.

A significant amount of the total compensation paid to our Named Executive Officers is allocated to incentive-based compensation, as a result of the philosophy and objectives mentioned above.

In 2014, in furtherance of our compensation philosophy and objectives, the Committee engaged the POE Group Inc. (“POE”), an outside executive compensation consulting firm determined to be independent by the Committee, to conduct a review of, and recommend changes to, our total compensation program for our most highly compensated executive officers. A representative of POE attended Committee meetings at the invitation of the Committee Chairman and was also in contact directly with the Committee from time to time. POE provided the Committee with assistance and advice in the review of the Company’s salary structure, annual and equity incentive awards and other related executive pay issues. In addition, POE provided advice regarding marketplace trends and best practices relating to competitive pay levels. POE did not provide any services to the Company other than its services as the Committee’s independent compensation consultant, and POE did not receive any fees or compensation from the Company other than the fee it received as the independent compensation consultant. POE did not provide any services to the Company in 2015 or 2016. The Committee confirmed that POE’s work for the Committee did not create any conflicts of interest.

Peer Companies

In 2014, the Committee, with the assistance of POE, determined our peer group (our “Peer Companies”) to include the following 12 comparably sized companies, all of which are located in the U.S. These 12 companies also constituted our 2015 and 2016 peer groups. The companies generally fall within the following parameters for 2016:

•	0.6 times to 5.9 times our revenues; and
•	0.1 times to 7.1 times our market capitalization.

Artesian Resources Corporation	Capstone Turbine Corporation
Connecticut Water Services Inc.	Delta Natural Gas Company Inc.
Echelon Corporation	Energy Recovery Inc.
FuelCell Energy Inc.	Middlesex Water Company
Primo Water Corporation	RGC Resources Inc.
SJW Corporation	York Water Company

The assessment provided by POE included comparative compensation information for executive officers at our Peer Companies that was used for our executive compensation benchmarking and performance benchmarking. We believe that this peer group provides a valid benchmark comparison to our Company.

Metric	Peer Median*	CWCO*	CWCO Percentile Rank
Revenue	$82,000	$58,000	25.0%
Market Capitalization	$326,000	$161,000	33.3%
Net Income	$6,000	$4,000	41.7%
Total Assets	$331,000	$164,000	25.0%

*	Data for market capitalization is as of December 31, 2016, and revenue, net income and total asset data is as of December 31, 2016, or end of most recently completed fiscal year ($ in thousands).

Based upon POE’s report and analysis, our Board of Directors and the Committee have concluded that our compensation plans for 2016 are comparable to the compensation paid by our Peer Companies.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer determines the base salary and establishes the individual performance goals for our Chief Financial Officer, Chief Commercial Officer, Executive Vice President of Operations and our Vice Presidents. The Committee must approve any compensation components for our Vice Presidents, Executive Vice President of Operations, Chief Commercial Officer and Chief Financial Officer other than base salary. Our Chief Executive Officer is not involved with the setting of compensation for himself.

Advisory Vote on Executive Compensation

We have determined that our shareholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our shareholders at our 2011 Annual General Meeting of Shareholders. Accordingly, we conducted a Say-on-Pay vote at our 2016 Annual General Meeting of Shareholders. While this vote was not binding on the Company, our Board of Directors or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on executive compensation as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs and our decisions regarding executive compensation. Our Board of Directors and the Committee value the opinions of our shareholders, and, to the extent that there is any significant vote against the compensation of our Named Executive Officers, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. In addition to the advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2016 Annual General Meeting of Shareholders, approximately 96% of the votes cast on the advisory vote on executive compensation proposal were cast in favor of our Named Executive Officer compensation as disclosed in the proxy statement. Our Board of Directors and the Committee reviewed these final vote results and determined that, given the level of support, the Company should maintain the components of our compensation program, as discussed in more detail below.

2016 Executive Compensation Components

For the fiscal year ended December 31, 2016, the principal components of compensation for our Named Executive Officers were:

•	Base salary;
•	Incentive-based compensation;
•	Retirement and other benefits; and
•	Perquisites and other personal benefits.

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data the Committee reviewed for similar positions, and the overall market demand for such executives at the time of hire or entry into employment agreements. As with total compensation, we believe that executive base salaries should be competitive with the salaries paid to executives at comparable companies. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and objectives.

Base salaries are reviewed annually and increased based upon: (i) a need to realign base salaries with market levels for the same positions at comparable companies; (ii) an internal review of the executive’s compensation, both individually and relative to other executive officers; (iii) the individual performance of the executive; and (iv) an assessment of whether significant corporate goals were achieved. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

Incentive-Based Compensation

Short-Term Incentive Compensation

All of our executive officers were eligible to earn annual incentive compensation in the form of a cash bonus in 2016. The annual incentive compensation is performance based, with payout of these awards tied to the Company’s achievement of specific yearly net income, revenue and gross profit margin performance objectives, as well as individual performance for the year to the extent discussed below.

Incentive awards for our executive officers for 2016 were determined using four corporate performance measures and targets established for each measure. Such incentive based compensation was structured to provide for a range of payouts corresponding to a range of Company performance outcomes against the performance measures.

Our executive officers were eligible to earn varying amounts of incentive compensation for 2016 based upon the Company’s achievement of the (1) minimum threshold, (2) target or (3) upper amount that was set for each of the short-term performance measures. The following table sets forth the range of percentages of base salary each executive officer was eligible to receive as incentive compensation based upon the relative achievement of each of these amounts:

Named Executive Officer	Below Threshold	Threshold	Target	Maximum
Frederick W. McTaggart Chief Executive Officer	0%	35%	70%	109%
David W. Sasnett Executive VP & Chief Financial Officer	0%	15%	30%	47%
John B. Tonner Executive VP & Chief Commercial Officer	0%	15%	30%	49%
Ramjeet Jerrybandan Executive VP of Operations	0%	12.5%	25%	41%
Brent A. Brodie VP of Sales and Marketing	0%	10.0%	20%	39%

The Committee established the 2016 corporate performance measures for the Company based on the 2016 financial performance estimates approved by the Company’s Board and the Company’s historical performance. Setting performance measures involves both selecting the performance metrics that will be used to drive short-term business performance and establishing the performance targets for each of those metrics. The 2016 annual bonus for each Named Executive Officer was calculated by the Board of Directors based upon its assessment of the Company’s performance in the areas set forth in the table below, with a weighting assigned to each factor for each of the Named Executive Officers noted. The Committee set the corporate performance goals at levels it believed require strong performance for a target payout and superior performance for an upper payout. The four corporate performance criteria, and the respective weighting assigned to each for our Named Executive Officers, are set forth in the table below.

	Weighting of Short-Term Performance Measures
	Net Income(1)	Revenue(2)	Gross Profit Margin(3)	Mexico Project(4)	Individual
Frederick W. McTaggart Chief Executive Officer	40%	30%	10%	10%	10%
David W. Sasnett Executive VP & Chief Financial Officer	40%	30%	10%	10%	10%
John B. Tonner Executive VP & Chief Commercial Officer	20%	20%	40%	10%	10%
Ramjeet Jerrybandan Executive VP of Operations	30%	20%	40%	0%	10%
Brent A. Brodie VP of Sales and Marketing	40%	30%	10%	10%	10%

(1)	The net income target was based upon the Company’s projection of net income for 2016, as adjusted for certain components of net income that are not directly affected by management’s performance.
(2)	The revenue target was based upon the Company’s projected “adjusted revenue,” defined as projected revenues for 2016 adjusted to exclude energy pass-through charges for 2016.
(3)	The gross profit margin target was based upon the Company’s projected “gross profit margin” for 2016. Gross profit margin is defined as gross profit divided by revenues.
(4)	The Mexico project target was based upon the Company’s subsidiary, N.S.C. Agua S.A. de C.V., obtaining an agreement or agreements for its proposed Rosarito, Mexico plant to supply at least 30 million gallons per day.

The Committee selected these four performance measures to capture the most important aspects of the top and bottom line performance of the Company and short-term corporate goals. The Committee sets the relative weighting among the performance measures for each of the Named Executive Officers in accordance with the relative importance of those measures, in the Committee’s view, to the Company’s performance, the strength of the Company’s business and the Named Executive Officers’ ability to drive results with respect to these measures.

The relative percentages of the threshold and upper performance amounts to the target amount for each performance measure, and the Company’s 2016 performance with respect to each measure, are set forth in the table below.

Performance Measure	Threshold	Target	Upper	Company’s 2016 Results
Net Income	75%	100%	125%	95%
Revenue	90%	100%	110%	104%
Operating Margin	90%	100%	110%	114%

The impact of the Company’s 2016 performance with respect to each of the performance measures on the 2016 short-term incentive bonus for each Named Executive Officer, based upon the relative weightings assigned to these performance measures for each Executive, is as follows:

Performance Measure	Frederick W. McTaggart	David W. Sasnett	John B. Tonner	Ramjeet Jerrybandan	Brent A. Brodie
Net Income	36%	36%	18%	27%	36%
Revenues	38%	38%	25%	25%	38%
Gross Profit Margin	17%	17%	70%	70%	17%
Mexico Project Goal	10%	10%	10%	0%	10%
Individual Goals	0%	0%	0%	10%	0%
Total percentage of target amounts achieved	101%	101%	123%	132%	101%
Incentive compensation payable assuming target amounts were achieved	$317,118	$94,095	$87,608	$47,556	$34,675
Incentive compensation earned for 2016	$320,876	$95,207	$107,861	$62,834	$35,086
Incentive compensation as a percentage of base salary	71%	30%	37%	33%	20%

The Board has the discretion to pay any of our executives a bonus in addition to the bonus amount payable under our short-term incentive compensation plan if it determines the executive’s accomplishments during the year merited such additional compensation. No such additional discretionary bonuses were paid for 2016.

Long-Term Incentive Compensation

All of our executive officers are eligible to earn annual incentive compensation in the form of grants of common stock that vest in the future. This long-term component of the Company’s incentive compensation program is designed to better align the interests of our executive officers with those of our shareholders. Under the long-term incentive compensation plan, all executive officers participate in the plan with the same measures and weights, but at different levels of opportunity. The plan includes a combination of performance based and time vesting grants of common stock.

Effective in 2016, on January 1 of each year all of our executive officers are granted rights to receive a number of shares of common stock in the future under our long-term incentive compensation plan. The aggregate number of shares each executive is eligible to receive is initially based upon the following formula (the “Long-Term Share Formula”), and subsequently adjusted based upon the Company’s actual performance relative to its long-term performance measures:

Number of Shares =	Base Salary as of January 1	X	Applicable Bonus Percentage
Company Share Price as of December 31 of prior year

Of the number of shares calculated under the Long-Term Share Formula, 50% consist of grants that vest in equal  1/3 increments on each January 1 in the three-year period following the grant date, assuming the executive officer remains employed by the Company on the vesting date. The remaining 50% of the shares calculated under the Long-Term Share Formula constitute performance-based grants, as the executive’s receipt of the shares under these grants is dependent upon the Company’s cumulative financial performance over a three-year period relative to various performance measures. The number of performance based shares the executive ultimately receives will be equal to 50% of the number of shares calculated under the Long-Term Share Formula if the Company’s performance equals the target amount for each of the long-term performance measures. Such number of shares will be adjusted downward or upward based upon the achievement of minimum threshold and upper amounts for each performance measure.

The following sets forth the number of shares of common stock underlying grants made to each named executive officer on January 1, 2016 under the Long-Term Share Formula based upon the closing pricing of $12.24 for the Company’s stock on December 31, 2015.

	Bonus %	Number of Shares Granted
		Time Vesting(1)	Performance Based(2)
Frederick W. McTaggart Chief Executive Officer	50%	9,253	9,253
David W. Sasnett Executive VP & Chief Financial Officer	30%	3,844	3,844
John B. Tonner Executive VP & Chief Commercial Officer	30%	3,579	3,579
Ramjeet Jerrybandan Executive VP of Operations	20%	1,554	1,554
Brent A. Brodie VP of Sales and Marketing	25%	1,771	1,771

(1)	These shares vest in equal 1/3 increments on January 1 of 2017, 2018 and 2019.
(2)	Represents the number of shares that may be earned by the executive assuming achievement of the three-year cumulative financial performance target amounts established by the Board for the three-year period ending December 31, 2018. The actual number of shares earned may be adjusted upward or downward based upon the financial performance of the Company relative to the long-term financial performance measures.

The long-term performance measures selected by the Board of Directors and the specific rationale for selecting each measure are set forth below:

1.	Three-Year Cumulative Operating Cash Flows — The Board selected this measure because it is important for us to continue to generate positive cash flows to pay dividends and to fund future expansion.
2.	Three-Year Cumulative Earnings Per Share — This measure encourages increasing profits on a per-share basis, which reflects an increase in value for our shareholders.

3.	Three-Year Cumulative Revenues (net of energy costs) — This measure accounts for additions to revenue from the new projects and organic growth from our existing business operations.

The respective weighting assigned to each long-term performance measure for our Named Executive Officers, are set forth in the table below.

	Weighting of Long-Term Performance Measures
	Three-Year Cumulative Operating Cash Flow	Three-Year Cumulative Earnings Per Share	Three-Year Cumulative Revenues
Frederick W. McTaggart Chief Executive Officer	20%	40%	40%
David W. Sasnett Executive VP & Chief Financial Officer	20%	40%	40%
John B. Tonner Executive VP & Chief Commercial Officer	20%	40%	40%
Ramjeet Jerrybandan Executive VP of Operations	20%	40%	40%
Brent A. Brodie VP of Sales and Marketing	20%	40%	40%

Under our long-term incentive compensation plan our executive officers are eligible to earn varying numbers of shares of our common stock based upon the Company’s achievement of the (1) minimum threshold, (2) target or (3) upper amount that has been established for each of the long-term performance measures. The following table sets forth the number of shares each executive officer is eligible to receive as incentive compensation based upon the relative achievement of each of these amounts:

Named Executive Officer	Below Threshold	Threshold	Target	Maximum
Frederick W. McTaggart Chief Executive Officer	0	4,627	9,253	14,620
David W. Sasnett Executive VP & Chief Financial Officer	0	1,922	3,844	6,074
John B. Tonner Executive VP & Chief Commercial Officer	0	1,790	3,579	5,655
Ramjeet Jerrybandan Executive VP of Operations	0	778	1,554	2,457
Brent A. Brodie VP of Sales and Marketing	0	886	1,771	2,798

Pension Plan

As with every employer in the Cayman Islands, we are required by the National Pension Law to provide a pension plan for our employees in the Cayman Islands. We belong to the Cayman Islands Chamber Pension Plan, the Ocean Conversion Staff Pension Plan and the Fidelity Pension Plan in the Cayman Islands. The Chamber Pension Plan is a non-profit entity that is administered by the Bank of Butterfield; the Ocean Conversion Staff Pension Plan has as its trustee Colonial Private Trustee Limited and is administered by the British Caymanian Insurance Company Ltd.; and the Fidelity Pension Plan is administered by Fidelity Pension Services (Cayman) Limited, who are also the trustees of the plan.

Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a specified minimum percentage of their earnings to a pension plan. Since June 1, 2002, all employees must contribute 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum salary amount of $72,000. Employees earning more than $72,000 are not required to make contributions on salary amounts over $72,000. Effective January 1, 2017, the maximum salary amount increased from $72,000 to $104,400. All contributions by our employees are collected by us and paid into the various pension plans on a monthly basis.

All three plans are defined contribution plans, and as such the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits:

•	Receive a cash payout if the employee’s retirement savings are less than $6,000;
•	Transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or
•	Transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank and receive regular income payments until the account is depleted.

Perquisites and Other Personal Benefits

Pursuant to their respective employment agreements, our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Operations were each provided with an automobile expense allowance of $1,250 per month in 2016. Pursuant to the employment agreements with our Chief Commercial Officer and Vice President of Sales and Marketing, we provided the executive with an automobile expense allowance of $1,100 and $1,150 per month, respectively, in 2016.

Termination-Based Compensation

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

•	the death of the Named Executive Officer;
•	the Named Executive Officer being adjudicated bankrupt;
•	the Named Executive Officer giving six months’ notice of termination; and
•	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s and our Chief Commercial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Islands law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be relieved of his duties. In the case of all Named Executive Officers other than our Chief Financial Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer, each for a period of two years, except that we will not contribute to a pension fund for our Chief Commercial Officer. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year. In the case of our VP of Sales and Marketing, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of nine months.

If our Chief Financial Officer or Chief Commercial Officer terminates his respective employment agreement upon six months’ notice or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer, Chief Financial Officer and Chief Commercial Officer are entitled to receive severance payments under their employment agreements. In determining whether to approve and setting the terms of such severance arrangements, the Committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. These employment agreements provide for a lump sum severance payment equal to 24 months to our Chief Executive Officer and a lump sum severance payment of 12 months to our Chief Financial Officer, of their then current respective base salaries if their employment agreements are not renewed. The Committee negotiated our Chief Executive Officer’s severance package to provide him an amount equal to his base salary for the length of his non-competition arrangement with us. Based upon the data reviewed by the Committee, we believe that our Chief Executive Officer’s, Chief Financial Officer’s and Chief Commercial Officer’s severance packages are generally in line with severance packages offered to chief executive officers, chief financial officers and chief commercial officers of comparable companies.

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer may elect to terminate his employment and receive a lump sum payment equal to three times his then current base salary and our Chief Commercial Officer may elect to terminate his employment and receive a lump sum payment equal to his then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangements, the Committee recognizes the importance to the Company and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

After reviewing the practices of companies represented in the compensation data we obtained, we believe that our Chief Financial Officer’s and our Chief Commercial Officer’s Change in Control arrangements are generally in line with such arrangements offered to chief financial officers and chief commercial officers of comparable companies.

For the purposes of this discussion, a “Change in Control” occurs when: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2016 and this proxy statement.

Submitted by the Members of the 2016 Compensation Committee

Brian E. Butler
Carson K. Ebanks
Richard L. Finlay
Clarence B. Flowers, Jr.
Raymond Whittaker

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our three other most highly compensated executive officers based upon total compensation (collectively, our “Named Executive Officers”) for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Frederick W. McTaggart Chief Executive Officer	2016	453,025	320,876	226,513	18,600	1,019,014
	2015	453,025	399,805	226,513	18,000	1,097,343
	2014	453,025	381,685	—	17,400	852,110
David W. Sasnett Executive VP & Chief Financial Officer	2016	313,650	95,207	94,095	15,000	517,952
	2015	304,500	120,000	91,350	14,400	530,250
	2014	300,000	108,325	—	13,800	422,125
John B. Tonner Executive VP & Chief Commercial Officer	2016	292,025	107,861	87,608	13,200	500,694
	2015	283,500	111,690	85,050	12,600	492,840
	2014	275,215	94,935	—	12,000	382,150
Ramjeet Jerrybandan Executive VP of Operations	2016	190,225	62,834	38,045	18,600	309,704
	2015	180,250	65,355	36,050	18,000	299,655
	2014	175,000	56,870	—	17,400	249,270
Brent A. Brodie VP of Sales and Marketing	2016	173,375	35,086	43,344	13,800	265,605
	2015	169,640	46,000	42,410	13,200	271,250
	2014	165,500	41,495	—	12,600	219,595

(1)	Bonus amounts have been determined pursuant to the bonus terms outlined in our Named Executive Officers’ respective employment agreements.
(2)	Amounts for 2015 and 2016 represent the value of the shares that may be earned by the executive assuming the executive continues to be employed by the Company on the date which the shares are to vest and the achievement of the three-year cumulative financial performance target measures established by the Board for the three-year periods ending December 31, 2017 and 2018, respectively. The actual value of the shares earned may be adjusted upward or downward based upon the executive’s continued employment and the financial performance of the Company relative to the long-term financial performance measures.
(3)	Represents (i) pension plan contributions of $3,600 for Frederick W. McTaggart and Ramjeet Jerrybandan for 2016, 2015 and 2014; (ii) car allowance of $15,000, $14,400 and $13,800 for Frederick W. McTaggart, Mr. Sasnett and Mr. Jerrybandan for 2016, 2015 and 2014, respectively; (iii) car allowance of $13,200, $12,600, and $12,000 for Mr. Tonner for 2016, 2015 and 2014, respectively; and (v) car allowance of $13,800, $13,200, and $12,600 for Mr. Brodie for 2016, 2015 and 2014, respectively.

Employment Agreements

Frederick W. McTaggart — President and Chief Executive Officer

On January 1, 2004, we entered into a three-year employment agreement with Frederick W. McTaggart, our President and Chief Executive Officer. This agreement is subject to extension each year upon mutual agreement such that the term will be for three years from January 1 of the next following year, which is currently through December 31, 2019. Under the terms of the employment agreement, Mr. McTaggart is entitled to an annual base salary and annual and long-term incentive compensation if certain performance goals are met. If the Company at its discretion elects not to renew Mr. McTaggart’s agreement, such agreement terminates on December 31 of that year, and Mr. McTaggart is entitled to receive a severance payment equal to twice his then annual base salary. The Company’s Compensation Committee establishes Company performance goals and Mr. McTaggart’s individual performance goals. If we terminate

Mr. Frederick McTaggart without cause, he is entitled to receive the aggregate annual salaries due over the remaining term of his employment agreement.

Mr. McTaggart is also entitled to an automobile expense allowance, which amounted to $15,000, $14,400 and $13,800 in 2016, 2015 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month.

David W. Sasnett — Executive Vice President & Chief Financial Officer

Effective January 1, 2008, we entered into an employment agreement with Mr. Sasnett, our Executive Vice President and Chief Financial Officer, which is subject to annual renewal and has since been extended through December 31, 2018. Under the terms of the employment agreement, Mr. Sasnett is entitled to an annual base salary and annual and long-term incentive compensation if certain performance goals are met. The Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Sasnett’s individual performance goals. If the Chief Executive Officer of the Company or the Company decides not to extend the term of the employment agreement, the term of the employment agreement will expire on December 31 of the year in which such decision is made, and the Company will be obligated to pay Mr. Sasnett, in cash, a severance payment equal to his base salary on the expiration date.

Mr. Sasnett is also entitled to an automobile expense allowance, which amounted to $15,000, $14,400 and $13,800 in 2016, 2015 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month.

John B. Tonner — Executive Vice President and Chief Commercial Officer

Effective September 1, 2011, we entered into an employment agreement with Mr. Tonner and we entered into an amended and restated employment agreement with Mr. Tonner effective December 1, 2016. Under the terms of this employment agreement (prior to and after the amendment), Mr. Tonner is entitled to an annual base salary and annual and long-term incentive compensation if certain performance goals are met. The Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Tonner’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Tonner is entitled to an automobile expense allowance, which amounted to $13,200, $12,600 and $12,000 in 2016, 2015 and 2014, respectively. This allowance increases on January 1, 2017 to $1,150 and increases on each following January 1 by $50 per month during the term of this agreement.

Ramjeet Jerrybandan — Executive Vice President of Operations

Effective January 1, 2008, we entered into an employment agreement with Mr. Jerrybandan and we entered into an amended and restated employment agreement with Mr. Jerrybandan effective December 1, 2016. Under the terms of this employment agreement (prior to and after the amendment), Mr. Jerrybandan is entitled to an annual base salary and annual and long-term incentive compensation if certain performance goals are met. The Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Jerrybandan’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Jerrybandan is entitled to an automobile expense allowance, which amounted to $15,000, $14,400 and $13,800 in 2016, 2015 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Brent A. Brodie — Vice President of Sales and Marketing

Effective August 23, 2010, we entered into an employment agreement with Mr. Brodie. Under the terms of this employment agreement, Mr. Brodie is entitled to an annual base salary and annual and long-term incentive compensation if certain performance goals are met. The Company’s Compensation Committee establishes Company performance goals and the Chief Executive Officer establishes Mr. Brodie’s individual performance goals.

Pursuant to the terms of the employment agreement, Mr. Brodie is entitled to an automobile expense allowance, which amounted to $13,800, $13,200 and $12,600 in 2016, 2015 and 2014, respectively. This allowance increases on January 1 of each year by $50 per month during the term of this agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding awards under our long-term incentive compensation plan as of December 31, 2016, for each Named Executive Officer.

	Stock Awards
Named Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested* (#)		Equity incentive plan awards: market value of unearned shares, units or other rights that have not vested* ($)
Frederick W. McTaggart	7,070	(1)	76,710	(1)
	10,605	(2)	115,064	(2)
	9,253	(3)	100,395	(3)
	9,253	(4)	100,395	(4)
David W. Sasnett	2,851	(1)	30,933	(1)
	4,277	(2)	46,405	(2)
	3,844	(3)	41,707	(3)
	3,844	(4)	41,707	(4)
John B. Tonner	2,654	(1)	28,796	(1)
	3,982	(2)	43,205	(2)
	3,579	(3)	38,832	(3)
	3,579	(4)	38,832	(4)
Ramjeet Jerrybandan	1,125	(1)	12,206	(1)
	1,688	(2)	18,315	(2)
	1,554	(3)	16,861	(3)
	1,554	(4)	16,861	(4)
Brent A. Brodie	1,324	(1)	14,365	(1)
	1,985	(2)	21,537	(2)
	1,771	(3)	19,215	(3)
	1,771	(4)	19,215	(4)

(1)	Amounts represent the number and value of shares that vest in equal ½ increments on January 1, 2017 and 2018, assuming continued employment.
(2)	Amounts represent the number and value of shares that may be earned by the executive assuming achievement of the three-year cumulative financial performance target measures established by the Board for the three-year period ending December 31, 2017.
(3)	Amounts represent the number and value of shares that vest in equal 1/3 increments on January 1, 2017, 2018 and 2019, assuming continued employment.
(4)	Amounts represent the number and value of shares that may be earned by the executive assuming achievement of the three-year cumulative financial performance target measures established by the Board for the three-year period ending December 31, 2018.
*	The actual number and value of shares earned may be adjusted upward or downward based upon the executive’s continued employment and the financial performance of the Company relative to the long-term financial performance measures.

Option Exercises and Stock Vested

The following table provides information for each of the Named Executive Officers on stock option exercises and shares vesting during the year ended December 31, 2016, including the number of shares acquired and the value realized upon exercise and the number of shares acquired and the value realized upon vesting, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Named Executive Officer	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Frederick W. McTaggart	11,666	6,889	3,535	43,268
David W. Sasnett	9,441	3,021	1,426	17,454
John B. Tonner	10,600	34,100	1,328	16,255
Ramjeet Jerrybandan	5,901	1,888	563	6,891
Brent A. Brodie	1,934	3,464	662	8,103

Pension Benefits

We do not have any defined benefit plans and only offer defined contribution plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to the Named Executive Officers upon termination or Change in Control, as defined below, pursuant to individual agreements. For payments made to a participant upon a retirement other than in connection with termination or a Change in Control, see “Pension Benefits” above.

Termination

Our Named Executive Officers’ employment agreements may be terminated upon the occurrence of the following:

•	the death of the Named Executive Officer;
•	the Named Executive Officer being adjudicated bankrupt;
•	the Named Executive Officer giving six months’ notice of termination; and
•	the Named Executive Officer being unable to discharge his duties due to physical or mental illness for a period of more than 60 days.

Additionally, our Chief Financial Officer’s and our Chief Commercial Officer’s employment agreement may be terminated due to his conviction of a felony or his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law. Our other Named Executive Officers’ employment agreements may be terminated due to conduct by such Named Executive Officer justifying dismissal under Cayman Islands law.

Upon termination due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the Named Executive Officer will be terminated. In the case of all Named Executive Officers other than our Chief Financial Officer and Chief Commercial Officer, we will pay such Named Executive Officer $1,000 per year, provide medical insurance for him and his family, and contribute to a pension fund for the Named Executive Officer for a period of two years. In the case of our Chief Financial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of one year. In the case of our Chief Commercial Officer, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of two years. In the case of our VP of Sales and Marketing, we will pay him $1,000 per year and provide medical insurance for him and his family for a period of nine months.

Assuming our Named Executive Officers’ employment agreements were terminated on December 31, 2016, due to the Named Executive Officer’s inability to discharge his duties due to physical or mental illness for a period of more than 60 days, the compensation due to our Named Executive Officers would be as set forth in the following table.

Named Executive Officer	Salary ($)	Medical Insurance ($)	Pension Fund Contribution ($)	Total Compensation ($)
Frederick W. McTaggart	2,000	50,201	—	52,201
David W. Sasnett	1,000	29,555	—	30,555
John B. Tonner	2,000	62,476	—	64,476
Ramjeet Jerrybandan	2,000	47,417	10,440	59,857
Brent A. Brodie	750	26,019	—	26,769

If our Chief Financial Officer terminates his employment agreement or if we terminate his employment agreement due to his commission of an act or omission that could result in material harm to us or conduct justifying dismissal under Cayman Islands law, he will forfeit all unvested shares issued pursuant to his employment agreement. If his employment agreement is otherwise terminated or upon a “Change in Control,” as defined below, all unvested shares issued pursuant to his employment agreement will vest immediately.

Severance

Upon termination of employment, our Chief Executive Officer and Chief Financial Officer are entitled to receive severance payments under their employment agreements. Our Chief Executive Officer’s and Chief Financial Officer’s employment agreements provide for a lump sum severance payment equal to 24 months and 12 months, respectively, of their then current respective base salaries if their employment agreements are not renewed. The Committee negotiated these severance packages to provide them with an amount equal to their base salary for the length of their non-competition arrangements with us. The following table sets forth the total amount of severance payments that would be made to Messrs. McTaggart and Sasnett if their employment agreements were terminated without cause as of December 31, 2016:

Name	Severance ($)
Frederick W. McTaggart	1,360,425
David W. Sasnett	627,300

Change in Control

Upon a “Change in Control,” as defined below, our Chief Financial Officer and our Chief Commercial Officer may elect to terminate their employment and receive a lump sum payment based upon their then current base salary. In determining whether to approve and setting the terms of such Change in Control arrangements, the Committee recognizes the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly arranged Change in Control provision protects shareholder interests by enhancing employee focus during rumored or actual Change in Control activity through:

•	Incentives to remain with us despite uncertainties while a transaction is under consideration or pending; and
•	Assurance of compensation for terminated employees after a Change in Control.

Our Chief Financial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 36 months of his then current base salary. Our Chief Commercial Officer’s employment agreement provides that, at his election, he may terminate his employment upon a Change in Control and receive a payment of 12 months of his then current base salary. After reviewing the practices of companies represented in the compensation data we obtained, we believe that our Chief Financial Officer’s and our Chief Commercial Officer’s Change in Control arrangements are generally in line with such arrangements offered to chief financial officers and chief commercial officers of comparable companies.

For the purposes of this discussion, a “Change in Control” occurs when: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 50% of the combined voting power (“Controlling Voting Power”) of our then outstanding securities that may be cast for the election of directors and (ii) the persons who were our directors before such event shall cease to constitute a majority of our Board of Directors, or any successor, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

The following table sets forth the total amount of change in control payments that would be made to Mr. Sasnett and Mr. Tonner if their employment agreements were terminated upon a “Change in Control” as of December 31, 2016:

Name	Change In Control ($)
David W. Sasnett	940,650
John B. Tonner	292,025

Director Compensation

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian E. Butler*	37,800	22,000	59,800
Carson K. Ebanks*	36,300	22,900	59,200
Richard L. Finlay*(2)	59,250	22,900	82,150
Clarence B. Flowers, Jr.*	36,300	22,900	59,200
Wilmer F. Pergande*(3)	128,100	26,800	154,900
Leonard J. Sokolow*(4)	65,600	26,800	92,400
Raymond Whittaker*	58,700	27,700	86,400

*	The Board of Directors has determined that each of such persons is an “independent director” under the corporate governance rules of NASDAQ.
(1)	Represents fair value on the date of grant.
(2)	Of the $82,150 fees earned or paid in cash, $18,500 consists of director fees paid by Consolidated Water (Bahamas) Limited for service on the board of directors of this Company subsidiary.
(3)	Of the $154,900 fees earned or paid in cash, $25,500 consists of director fees paid by Consolidated Water (Bahamas) Limited, and $3,000 consists of director fees paid by Consolidated Water (Asia) Pte. Limited, for service on the boards of directors of these Company subsidiaries.
(4)	Of the $92,400 fees earned or paid in cash, $3,000 consists of director fees paid by Consolidated Water (Asia) Pte. Limited for service on the board of directors of this Company subsidiary.

Director Compensation Policy

Our Chairman receives an annual retainer of $58,000 in addition to the meeting fees paid to each non-executive director.

Each director who is not an executive officer is entitled to an annual retainer of $18,000 and a fee of $3,000 for each Board of Directors’ meeting based on five annual meetings.

Each director who is a member of the Audit Committee is entitled to a fee of $1,100 for each Audit Committee meeting, except for the Chairman of the Audit Committee, who is entitled to $1,850 for each Audit Committee meeting. The Audit Committee meets four times per year.

Each director who is a member of the Compensation Committee is entitled to a fee of $1,100 for each Compensation Committee meeting, except for the Chairman of the Compensation Committee, who is entitled to $1,850 for each Compensation Committee meeting. The Compensation Committee meets three times per year.

Each director who is a member of the Nominations and Corporate Governance Committee is entitled to a fee of $1,100 for each Nominations Committee meeting, except for the Chairman of the Nominations and Corporate Governance Committee, who is entitled to $1,850 for each Nominations and Corporate Governance Committee meeting. The Nominations and Corporate Governance Committee meets two times per year.

In addition, under the non-executive directors share grant plan, each director receives Ordinary Shares worth the share equivalent of $4,000 for each quarterly Board of Directors meeting and $1,200 for each Committee meeting. The Ordinary Shares are calculated by dividing the accumulated share fees by the prevailing market price on October 1 of the preceding year.

Our Directors who are also executive officers of our Company are not entitled to an annual retainer or any meeting fees.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Messrs. Butler, Ebanks, Finlay, Flowers and Whittaker. No member of the Compensation Committee is, or at any time in the past has been, an officer or employee of the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To our knowledge, based solely on review of these filings and written representations from the certain reporting persons, we believe that during the fiscal year ended December 31, 2016, our officers, directors and significant stockholders have timely filed the appropriate form under Section 16(a) of the Exchange Act.

Transactions With Related Persons

The Company has a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the Company and one of the Company’s directors or nominees for director, executive officers, 5% shareholders, or a member of one of these persons’ immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is in the best interests of the Company.

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Stock Performance Graph

The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company’s Ordinary Shares, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and (iii) ratably in each of the five companies that constitute the Company’s peer group index. The peer group consists of Middlesex Water Company, Connecticut Water Services Inc., American States Water Co., California Water Service Group and Artesian Resources Corporation. The year-end values of each investment are based on share price appreciation without consideration of the reinvestment of all dividends.

Historical stock price performance shown on the performance graph is not necessarily indicative of future stock price performance.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
VALUE OF $100 INVESTED ON DECEMBER 31, 2011

	Consolidated Water Co. Ltd.	S&P 500 Index	Peer Group Index
2011	100.00	100.00	100.00
2012	86.25	113.40	114.34
2013	164.34	146.97	131.19
2014	124.48	163.71	145.58
2015	142.66	162.52	159.46
2016	126.46	178.02	210.47

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OTHER MATTERS

Deadline for Shareholder Proposals

Shareholder proposals intended to be presented under Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and accompanying proxy for the 2017 Annual Meeting of Shareholders, including nomination of an individual for election as a director at the 2018 Annual Meeting of Shareholders, must be received at the Company’s principal executive offices in the Cayman Islands on December 14, 2017 and must meet all the requirements of Rule 14a-8. To recommend a prospective nominee for the Nominations and Corporate Governance Committee’s consideration, see “Committees of the Board of Directors.”

Proposals and other notices should be sent to:

Consolidated Water Co. Ltd.
Regatta Office Park, Windward Three,
4th Floor, West Bay Road
P.O. Box 1114
Grand Cayman, KY1-1102
Cayman Islands
Attn: Secretary of the Company

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of the Company’s proxy statement, annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of the documents to you if you notify the Company’s Secretary at the Company’s executive offices of your desire to receive additional copies. If you wish to receive separate copies of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact your bank, broker or other nominee record holder, or you may contact the Company’s Secretary at the Company’s executive offices.

Financial Statements and Exhibits to Form 10-K

The Company’s financial statements are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that was filed with the SEC on March 16, 2017, a copy of which is included with this proxy statement. Such report and the financial statements contained therein are not to be considered a part of this soliciting material.

The Company’s 2016 Annual Report, which is included with this proxy statement, does not include copies of the exhibits to that filing. The Company will furnish any such exhibits by request sent to the Company’s Secretary.

Other Matters

Management knows of no matters that are to be presented for action at the meeting other than the matters set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their judgment on such matters.

The Company will make available a list of shareholders of the Company before the close of business on May 3, 2017, for inspection during normal business hours from 8:30 a.m. through 4:30 p.m., at the Company’s corporate headquarters located at Regatta Office Park, Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1-1102, Cayman Islands. The list will also be available for inspection during the meeting.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25859-P91125

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSOLIDATED WATER CO. LTD.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Withhold**
1a. Carson K. Ebanks	☐	☐
1b. Richard L. Finlay	☐	☐
1c. Clarence B. Flowers, Jr.	☐	☐
1d. Frederick W. McTaggart	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	**For**	**Against**	**Abstain**
2. The advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. The advisory vote on the frequency of holding an advisory vote on executive compensation.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

E25860-P91125

PROXY
Consolidated Water Co. Ltd.
2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2017

The undersigned, revoking all prior proxies, hereby appoint(s) Frederick W. McTaggart and David W. Sasnett, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Consolidated Water Co. Ltd. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company to be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, at 10:00 a.m., local time, on Monday, May 22, 2017, and at any postponements or adjournments thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s) and in the discretion of the proxies on such matters as may properly come before the Annual General Meeting or any postponements or adjournments thereof. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED AS FOLLOWS: "FOR" THE NOMINEES IN THE ELECTION OF THE DIRECTOR IN PROPOSAL 1, "FOR" PROPOSAL 2, "1 YEAR" ON PROPOSAL 3 AND "FOR" PROPOSAL 4. Attendance of the undersigned at the Annual General Meeting or any postponements or adjournments thereof will automatically revoke this proxy. Therefore, if the undersigned attends the meeting, he, she or it will need to vote his, her or its shares at the meeting in order for his, her or its shares to be counted.

Continued and to be signed on reverse side

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